EXHIBIT 10.2

CONSULTING AGREEMENT

THIS AGREEMENT is made and entered into on October 14, 2011 and effective as of the Closing Date, by and between Tech Disposal, Inc., an Ohio corporation (the “Company”), and Two Fat Greeks, Inc., an Ohio corporation (“Consultant”).

Recitals

A.     Contemporaneously herewith, E-Waste Systems, Inc. (“Buyer”) has acquired all of the capital stock of the Company pursuant to a Stock Purchase Agreement dated September 21, 2011 (the “Purchase Agreement”), and by virtue of such purchase, Buyer hereafter intends to continue and expand the business heretofore conducted by the Company.

B.     Prior to the date hereof, George Pardos (“Pardos”), who is a shareholder, and president of Consultant, served as the president and sole director of the Company.  As such, Pardos, and Consultant (by and through Pardos) have considerable experience with the Company and possess valuable information and knowledge about the operational and business affairs of the Company including, without limitation, information about its customers, suppliers, distributors, and sales representatives and its methods of doing business with the foregoing.

C.     In connection with the acquisition by Buyer of the capital stock of the Company, and subject to the terms set forth herein, the Company desires to engage Consultant, and Consultant desires to be engaged by Company.

ACCORDINGLY, it is agreed as follows:

1.     Engagement of Services.  The Company hereby agrees to engage Consultant and Consultant hereby accepts the engagement with the Company in accordance with the terms and conditions set forth in this Agreement.  The Consultant, by and through Pardos, shall devote sufficient working time, skill, knowledge, and attention to the business of the Company to satisfy Consultant’s duties under this Agreement.

2.     Term.  Subject to Section 6 of this Agreement, the term of this Agreement hereunder shall be one (1) year commencing on the Closing Date (the “Term”).  Subsequent to the Term, if the Consultant is still engaged by the Company, the Company and the Consultant can each terminate this Agreement without cause with five (5) days written notice.

3.     Duties.  Consultant through Pardos shall provide services as General Manager of the Company or such other services for and on behalf of the Company as the Company, through one or more of its duly-authorized officers, may assign to Consultant from time to time, provided however, that Consultant will not be unreasonably assigned to any function that does not have comparable status, level of responsibilities and duties as the position initially assumed under this Agreement.  Consultant, by and through Pardos, shall perform such services and duties for the Company as are usually and customarily required of a person holding the position of General Manager (or other position as assigned by the Company) in the industry in which the Company does business.

Consultant and Pardos on behalf of the Consultant shall promptly obey, comply with and be subject to all rules, regulations and orders that may from time to time be issued by the Company and that are in keeping with Consultant’s relation with the Company and such rules, regulations and orders shall have the same force and effect as though they were written into this Agreement at this time, including without limitation Buyer's code of business conduct & ethics policies, insider trading policies, and confidentiality requirements.  The services to be performed by Consultant shall be principally rendered in or about metropolitan Columbus Ohio (“Consultant’s Principal Place of Business”), together with such business travel as may be necessary for Consultant to satisfactorily perform the duties required under this Agreement.  Consultant shall report directly to the Board of Directors and/or President of the Company.

4.     Fees for Services.

(a)   Service Fee.  Consultant shall be compensated at Four Thousand Five Hundred and 00/100’s dollars ($4,500.00) per month for consulting services rendered, which shall be paid on a monthly basis following the submission of an invoice showing the amount of hours of services and travel performed by Consultant for the benefit of the Company.

(b)   Expense Reimbursement.  The Company shall promptly pay, upon submission of appropriate vouchers and supporting documentation, all expenses of Consultant incurred in connection with the rendering of services to or on behalf of the Company pursuant to this Agreement in accordance with the Company’s usual and ordinary practices.

5.    Termination of Engagement.

(a)   By the Company for Cause.  The Company may terminate the engagement of Consultant at any time for Cause.  The following actions on the part of Consultant, singly or in the aggregate, having an adverse effect on the Company, financial or otherwise, in the good faith determination of the Company, shall be considered as “Cause”:

(i)      Personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, conviction of a misdemeanor involving moral turpitude or felony by Pardos, which is substantially related to Pardos’s services for Consultant under this Agreement, or his habitual use of alcohol or controlled substances:  (1) which materially impairs Pardos’s ability to carry out his duties on behalf of Consultant under this Agreement; and (2) as to which the Company makes a good faith determination that such conduct has occurred and that such conduct meets the standard set forth in the preceding clause (1) of this sentence;

(ii)     Rendering any assistance to any third party in that third party’s competitive efforts against the Company or Buyer;

(iii)    Using proprietary information, trade secrets, or customer or supplier lists of the Company or Buyer for Consultant’s or Pardos’s own benefit or in any way adverse to the interests of the Company or Buyer;

(iv)    Failure by Consultant to provide services through Pardos or failure by Consultant to perform duties reasonably assigned to Consultant hereunder, so that such duties are not performed in a professional and competent manner for a continuous and identifiable period of two consecutive weeks, which breach, if capable of being cured, is not cured by Consultant within ten (10) days after written notice thereof has been delivered to Consultant; or

(v)     Breach of any of the restrictive covenants set forth in Section 6 during the term of this Agreement.

Termination of engagement for Cause shall be effective only upon written notice thereof to Consultant setting forth the details of the basis therefor and the expiration of any applicable cure period.

(b)   Effect of Termination for Cause.  Upon termination of Consultant hereunder by the Company pursuant to Section 5(a) above, Consultant’s service fees and expense reimbursements under this Agreement shall cease as of the date of termination, but Consultant shall receive (i) its service fee provided for in Section 4(a) of this Agreement accrued to that date and (ii) expense reimbursements to the extent provided in Section 4(b) of this Agreement.  Upon such termination for Cause, Consultant and Pardos shall immediately deliver to and leave with the Company all documents, computers, records, manuals, notes, notebooks, reports and similar repositories owned by the Company which contain any confidential information of the Company; the Company or any of its respective affiliates, shall make reasonable and prompt arrangements to transfer and/or delete (as requested by Consultant or Pardos) all such confidential information owned by Consultant, Pardos or any of their affiliates from computers or other personal electronic equipment owed by any of them; and Consultant and Pardos shall immediately deliver to the Company all customer lists and all other materials relating to the Company’s business and all copies thereof, whether prepared by Consultant, Pardos or others, and which are in Consultant’s or Pardos’s possession or control.  In the event the Company terminates this Agreement for Cause under Section 5(a), the Earnout Amount in accordance with Section 2.6 of the Purchase Agreement shall be forfeited.

(c)   Other Termination by the Company.  The Company may terminate this Agreement at any time by providing at least thirty (30) days written notice to Consultant.  Upon such termination, Consultant’s service fees and expense reimbursements under this Agreement shall cease as of the date of termination, but Consultant shall receive (i) its service fee provided for in Section 4(a) of this Agreement accrued to that date and (ii) expense reimbursements to the extent provided in Section 4(b) of this Agreement.  In the event the Company terminates under this Section 5(c) prior to the end of the Term, the Earnout Amount in accordance with Section 2.6 of the Purchase Agreement shall NOT be forfeited.

(d)   Termination by Consultant.  Consultant may terminate this Agreement at any time by providing at least thirty (30) days written notice to the Company.  Upon such termination, Consultant’s service fees and expense reimbursements under this Agreement shall cease as of the date of termination, but Consultant shall receive (i) its service fee provided for in Section 4(a) of this Agreement accrued to that date and (ii) expense reimbursements to the extent provided in Section 4(b) of this Agreement.  In the event the Consultant terminates under this Section 5(d) prior to the end of the Term without the consent of the Company, the Earnout Amount in accordance with Section 2.6 of the Purchase Agreement shall be forfeited.

(e)      Death of Pardos.  This Agreement shall terminate upon the death of Pardos.  Upon Pardos’s death, Consultant’s service fees and expense reimbursements under this Agreement shall cease as of the date of his death, but Consultant shall receive (i) its service fee provided for in Section 4(a) of this Agreement accrued to that date and (ii) expense reimbursements to the extent provided in Section 4(b) of this Agreement.

(f)      Disability of Pardos.  Upon the total disability of Pardos, and if such total disability continues for a period of sixty (60) days from the onset of such disability, the Company may terminate this Agreement and Consultant’s service fees and expense reimbursements under this Agreement shall cease as of the date of termination, but Consultant shall receive (i) its service fee provided for in Section 4(a) of this Agreement accrued to that date and (ii) expense reimbursements to the extent provided in Section 4(b) of this Agreement.  The term “total disability”, for purposes of this Agreement, shall be considered to be a disability which prevents Pardos from performing the essential duties for and on behalf of Consultant, as assigned to Consultant by the Company under this Agreement.

6.      Restrictive Covenants.

(a)       For purposes of this Agreement:

(i)      “Business Territory” means a geographic area comprised of the State of Ohio.

(ii)     “Person” means and includes an individual, partnership, limited liability company, association, corporation, trust, unincorporated organization or any other entity or organization, including a government or any department, agency or political subdivision thereof.

(iii)    “Protected Business” means the Acquired Business operated by the Company (as defined in the Purchase Agreement), including without limitation, electronic waste recycling, selling used electronic hardware and parts, providing refurbishment services for electronics, providing asset recovery services for electronics, and providing other end-of-life services for electronics as heretofore conducted by the Company and hereafter conducted by the Company and Buyer (or an affiliate or subsidiary of Buyer) as a result of the purchase by Buyer of all of the capital stock of the Company pursuant to the Purchase Agreement.

(b)       During the Term and any additional period the Consultant is engaged by the Company and for a period of twelve (12) months following the termination of Consultant’s engagement with the Company, for Cause pursuant to Section 5(a) of this Agreement, Consultant and Pardos agree that they will not, directly or indirectly, either individually or as an employee, agent, partner, officer, principal, director, shareholder, consultant, lender or in any other capacity whatsoever, (i) participate or engage in, or own or have any interest in or assist in any way or capacity any Person that is engaged in, any business that is competitive with the Protected Business within the Business Territory, (ii) entice, induce, or in any manner influence any person who is an employee of the Protected Business to leave such service or hire any such person, (iii) contact or solicit any Person within the Business Territory that is (or, at any time within the one-year period immediately prior to the date Consultant’s engagement with the Company terminated, was) a customer (including all distributors) of the Protected Business for the purpose of providing products, services or business competitive with that provided by the Company through the Protected Business, or provide any such products, services or business to any such Person, (iv) request or advise any suppliers, distributors, independent sales representatives, customers or accounts of the Protected Business to withdraw, curtail or cancel any business that is placed with the Company, (v) use or disclose, or cause to be used or disclosed, any secret, confidential or proprietary information of the Protected Business, regardless of the fact that Consultant or Pardos may have participated in the development of that information, or (vi) make any disparaging remarks about the Protected Business or about Buyer, the Company or its or their affiliates, employees or officers, or its or their services, practices or conduct.

7.            Reasonableness of Restrictions.

(a)     The parties acknowledge and agree that (i) the operations of the Company extend throughout the Business Territory and that the Company has operated and the Company will operate the Protected Business throughout the Business Territory, (ii) the customer contacts and relations of such Protected Business are established and maintained at great expense and that Consultant and Pardos have had and will have unique and extensive exposure to and personal contact with such Protected Business customers throughout the Business Territory that has enabled and will enable them to establish a unique relationship with those customers and that, unless restricted, would enable him/it to compete unfairly with the Company, and (iii) such Protected Business customers, business connections, services, products, customer lists, procedures, operations and other information were acquired by the Company at great expense, are protected as confidential information and provide the Company and the Protected Business with a substantial competitive advantage.

(b)     The parties further agree that the terms and conditions of the restrictive covenants contained in Section 7 above are reasonable and necessary for the protection of the business, intellectual property, trade secrets and confidential information of the Company and to prevent damage or loss to the Company as a result of action taken by Consultant and Pardos.  Consultant and Pardos acknowledge that the noncompete restrictions and nondisclosure of confidential information restrictions contained in this Agreement are reasonable and the consideration provided for herein is sufficient to fully and adequately compensate Consultant for agreeing to such restrictions.  Consultant acknowledges that it could continue to actively operate and earn sufficient compensation without breaching any of the restrictions contained in this Agreement.  Pardos acknowledges that he could continue to earn sufficient compensation from Consultant or otherwise without breaching any of the restrictions contained in this Agreement.  The parties further agree that the covenants set forth in Section 7 above have been negotiated with advice of counsel in the course of the sale of a business and its goodwill, from which Pardos received substantial economic benefit, and therefore the parties agree that such covenants should and shall be enforced to the fullest extent permitted by law.

(c)      In the event that, notwithstanding the foregoing, any or any part of the covenants set forth in Section 7 above shall be held to be invalid or unenforceable, the remaining parts thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein.  Accordingly, if in any judicial proceeding, a court determines that any or any part of such covenants is unenforceable because it covers too extensive a geographical area or survives too long a period of time, or for any other reason, then the parties intend that such covenant shall be deemed to cover only such maximum geographical area and maximum time period and shall otherwise be deemed limited in such manner as shall be enforceable by such court.

(d)      The parties agree that nothing in this Agreement shall be construed to limit or negate the statutory or common law of torts or trade secrets where it provides the Company with broader protection than that provided herein.

8.             Sanctions for Relief.

(a)      The parties agree that any breach by Consultant or Pardos of the provisions of Section 7 of this Agreement could cause irreparable damage to the Company, that the remedy at law for any breach by Consultant or Pardos of the covenants in Section 7 above may be inadequate and that the Company shall be entitled to injunctive relief without bond.  Such injunctive relief shall not be exclusive, but shall be in addition to any other rights or remedies the Company may have hereunder or at law for such breach.

(b)      Consultant and Pardos further covenant and agree that, should Consultant or Pardos violate any of the covenants or agreements set forth in Section 7 above, Buyer and the Company shall be entitled to an accounting and repayment of all profits or benefits which such Consultant directly or indirectly has realized and/or may realize as a result of any such violation; and such remedy shall be in addition to and not in limitation of any injunctive relief or other rights or remedies to which Buyer or the Company is or may be entitled at law or in equity or under this Agreement.

9.           Attorney Fees.  In the event of any litigation or other proceeding between the parties hereto involving this Agreement or the respective rights of the parties hereunder, the prevailing party in such litigation or other proceeding shall be entitled to recover from the other party all reasonable costs, attorney’s fees, professional fees and other expenses incurred by such prevailing party in such litigation or proceeding.

10.          No Waiver.  The failure of the parties hereto to insist, in any one or more instances, upon performance of any provision of this Agreement shall not be construed as a waiver or relinquishment of any right granted hereunder or of the future performance of any such provision.

11.         Applicable Law.  The parties agree that the terms and conditions of this Agreement and the rights and obligations created and assumed thereunder shall be governed by and construed according to the laws of the state of Ohio, excluding any choice of law rules that might direct the application of the laws of another jurisdiction.

12.         Arbitration Procedure.  Except for injunctive relief, any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in Columbus, Ohio, before one arbitrator.  The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures.  Judgment on the Award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.  The arbitrator may, in the Award, allocate all or part of the costs of the arbitration, including the fees of the arbitrator and the reasonable attorneys’ fees of the prevailing party.

13.        Benefit.  This Agreement shall be binding upon and inure to the benefit of and shall be enforceable by and against the Company and its successors and assigns, and Consultant, and his heirs, beneficiaries and legal representatives.

14.        Entire Agreement; Modification.  This Agreement constitutes the entire agreement and understanding between the Company and Consultant with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions of the parties, whether oral or written, pertaining thereto, and no representations, promises, agreements or understandings, whether written or oral, not herein contained shall be of any force or effect.  This Agreement shall not be modified or amended except by an instrument in writing signed by or on behalf of the parties hereto.

15.        Notices.  Any notice or other communication required or permitted hereunder shall be in writing and shall be considered delivered in all respects when it has been delivered by hand or overnight courier, by acknowledged facsimile transmission followed by the original sent by certified mail, return receipt requested, or three (3) days after it is mailed by certified mail, return receipt requested, first class postage prepaid, addressed as follows:

To the Company: A145-157 St. John St London, England, EC1V 4PW UK Fax: +44 (0) 207 681 1088	To Consultant: Two Fat Greeks, Inc. Attn: George Pardos, President 6124 Early Light Galloway, OH USA 43119 Fax: None
With a copy to: Chad Wiener Quarles & Brady LLP 411 East Wisconsin Avenue Milwaukee, WI 53202 Fax: 414-978-8918	With copy to: David S. Jackson Gordon Bibart Jackson, LLC 150 E. Wilson Bridge Road, Ste. 215 Worthington, OH 43085 Fax: 614-410-9049

or such other addresses as shall be similarly furnished in writing by either party.

16.        Counterparts; Facsimile Signature.  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.  Each of the parties to this Agreement agrees that a signature affixed to a counterpart of this Agreement and delivered by facsimile or other electronic transmission by any person is intended to be its, his or his signature and shall be valid, binding and enforceable against such person.

17.        Definitions.  Terms used but not defined herein shall have the meaning ascribed to them in the Purchase Agreement.

18.       Relationship of Parties.  The Company and Consultant agree that the relationship between them created by this Agreement is that of company and independent contractor. Consultant agrees that no withholdings will be made by the Company for any federal, state or local taxes, social security, FICA or other federal, state or local taxes from the amounts paid to Consultant by the Company pursuant to this Agreement, and further agrees that Consultant will not be entitled to any benefits payable by the Company to its employees, including but not limited to insurance, workers’ compensation, unemployment compensation, and the like.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties has executed this Agreement all as of the day and year first above written, but effective as of the Closing Date.

COMPANY:

TECH DISPOSAL, INC.

By: /s/   Martin Nielson
Name:    Martin Nielson
Title:      President

CONSULTANT:

TWO FAT GREEKS, INC.

By: /s/  George Pardos
Name:   George Pardos
Title:     President